Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Matthew Neisius 312-549-5002 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS FIRST QUARTER RESULTS

CHICAGO, October 1, 2025 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the first quarter of fiscal year 2026, which ended on August 24, 2025. All comparisons are against the prior year fiscal period, unless otherwise noted.

Highlights

●	Reported net sales decreased 5.8%; organic net sales decreased 0.6%.
●	Reported operating margin was 13.2% representing a 118 basis point decrease. Adjusted operating margin was 11.8% representing a 244 basis point decrease.
●	Reported diluted earnings per share (EPS) was $0.34, a 64.9% decrease. Adjusted EPS was $0.39, a 26.4% decrease.
●	The company is reaffirming its fiscal 2026 guidance, reflecting:
●	Organic net sales growth of (1)% to 1% compared to fiscal 2025
●	Adjusted operating margin between ~11.0% and ~11.5%
●	Adjusted EPS between $1.70 and $1.85

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “I am pleased by the solid progress we made in the first quarter with top line improvement and continued strategic execution across our portfolio. We successfully delivered on key supply chain objectives, fully restored service levels, and advanced our portfolio reshaping which enabled us to further reduce net debt. While the operating environment remains dynamic with ongoing inflationary pressure and cautious consumer sentiment, our focus remains on disciplined execution and balanced capital allocation. Today, we are reaffirming our fiscal 2026 guidance.”

Total Company First Quarter Results

In the quarter, net sales decreased 5.8% to $2.6 billion reflecting:

●	a 5.1% decrease from the unfavorable impact of M&A
●	a 0.6% decrease in organic net sales; and
●	a 0.1% decrease from the unfavorable impact of foreign exchange.

The 0.6% decrease in organic net sales was driven by a 0.6% positive impact from price/mix, inclusive of favorable trade expense timing and product mix, and a 1.2% decrease in volume. In the quarter, the company gained volume share in categories including frozen desserts, refrigerated whipped topping, hot dogs, pudding, canned tomatoes, and frozen multi-serve meals.

Gross profit decreased 13.4% to $641 million in the quarter and adjusted gross profit decreased 11.3% to $644 million as productivity was more than offset by lower net sales, the negative impact of cost of goods sold inflation, and lost profit

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from divested businesses. Gross margin decreased 212 basis points to 24.3% in the quarter, and adjusted gross margin decreased 153 basis points to 24.4%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotional expense (A&P), increased 0.1% to $336 million in the quarter, and adjusted SG&A, which includes A&P, increased 1.5% to $333 million primarily driven by higher incentive compensation compared to the prior year period. A&P increased 5.0% to $53 million compared to the prior year period.

Net interest expense was $94 million in the quarter, an 11.4% decrease compared to the prior year period driven by a reduction in net debt.

The average diluted share count in the quarter was 480 million shares, reflecting $15 million in share repurchases during the first quarter of fiscal 2026.

In the quarter, net income attributable to Conagra Brands decreased 64.8% to $165 million, or $0.34 per diluted share compared to $467 million, or $0.97 per diluted share in the prior year period. Adjusted net income attributable to Conagra Brands decreased 25.1% to $189 million, or $0.39 per diluted share, compared to $253 million, or $0.53 per diluted share in the prior year period primarily as a result of the decrease in adjusted gross profit.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income (expense), decreased 16.4% to $441 million in the quarter, primarily driven by the decrease in adjusted gross profit.

Grocery & Snacks Segment First Quarter Results

Net sales for the Grocery & Snacks segment decreased 8.7% to $1.1 billion in the quarter, reflecting:

●	a 7.7% decrease from the unfavorable impact of M&A; and
●	a 1.0% decrease in organic net sales.

The decrease in organic net sales was driven by a price/mix increase of 0.6% and a volume decrease of 1.6%.

Operating profit for the segment increased 5.0% to $262 million in the quarter and adjusted operating profit decreased 12.9% to $221 million as productivity was more than offset by lower organic net sales, the negative impact of cost of goods sold inflation, higher SG&A inclusive of A&P, and lost profit from divested businesses.

Refrigerated & Frozen Segment First Quarter Results

Net sales for the Refrigerated & Frozen segment decreased 0.9% to $1.1 billion in the quarter, reflecting:

●	a 1.1% decrease from the unfavorable impact of M&A; and
●	a 0.2% increase in organic net sales.

The increase in organic net sales was driven by a price/mix decrease of 0.3% and a volume increase of 0.5%. Volume in the quarter was favorably impacted from lapping last year’s supply constraints on Hebrew National.

Operating profit for the segment decreased 35.8% to $113 million in the quarter and adjusted operating profit decreased 28.1% to $114 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, and lost profit from divested businesses.

International Segment First Quarter Results

Net sales for the International segment decreased 18.0% to $212 million in the quarter reflecting:

●	a 13.2% decrease from the unfavorable impact of M&A;
●	a 3.5% decrease in organic net sales; and
●	a 1.3% decrease from the unfavorable impact of foreign exchange.

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The decrease in organic net sales was driven by a price/mix increase of 1.7% and a volume decrease of 5.2%.

Operating profit for the segment increased 11.2% to $37 million in the quarter and adjusted operating profit increased 5.3% to $38 million as productivity and favorable foreign exchange rates more than offset lower organic net sales, the negative impact of cost of goods sold inflation, and lost profit from divested businesses.

Foodservice Segment First Quarter Results

Net sales for the Foodservice segment decreased 0.8% to $264 million in the quarter, reflecting:

●	a 1.0% decrease from the unfavorable impact of M&A; and
●	a 0.2% increase in organic net sales.

The increase in organic net sales was driven by a price/mix increase of 3.8% and a volume decrease of 3.6%.

Operating profit and adjusted operating profit for the segment decreased 21.1% to $28 million as higher organic net sales and productivity were more than offset by the negative impact of cost of goods sold inflation, unfavorable operating leverage, and lost profit from divested businesses.

Other First Quarter Items

Corporate expenses increased 0.1% to $92 million and adjusted corporate expenses increased 5.2% to $90 million in the quarter driven primarily by higher incentive compensation expense compared to the prior year quarter.

The company realized pension and post-retirement non-service income of $6 million in the quarter compared to $3 million in the prior year quarter.

In the quarter, equity method investment earnings were $29 million, a 1.0% increase compared to the prior year period.

In the quarter, the effective tax rate was 43.1% compared to (42.4)% in the prior year quarter. The company was negatively impacted in the current quarter by tax expense connected to the Chef Boyardee and frozen seafood divestitures in comparison to the prior year quarter, during which the company booked a large benefit related to a federal tax audit settlement. The adjusted effective tax rate was 25.0% compared to 22.1% in the prior year quarter, driven by reduced benefits from stock compensation vesting.

In the quarter, the company paid a dividend of $0.35 per share.

Cash Flow and Debt Update

For the first quarter of fiscal 2026, the company generated $121 million in net cash flows from operating activities compared to $269 million in the prior year period, driven primarily by lower operating profit and increased levels of inventory reflecting inflationary cost increases in addition to rebuilding some inventory due to previous supply chain constraints. Capital expenditures were $147 million compared to $133 million in the prior year period. Additionally, the company’s free cash flow decreased from the prior year period by $162 million to $(26) million. Dividends paid were flat to prior year at $167 million.

The company ended the quarter with net debt of $7.6 billion, representing a 12.3% reduction in net debt versus the prior year period, resulting in a 3.55x net leverage ratio at the end of the quarter.

Outlook

The company is reaffirming the following guidance for fiscal 2026:

●Organic net sales growth of (1)% to 1% compared to fiscal 2025
●Adjusted operating margin between ~11.0% and ~11.5%
●Adjusted EPS between $1.70 and $1.85

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The company now expects interest expense of approximately $390 million and an adjusted effective tax rate of approximately 24% for the fiscal year. All other guidance metrics including equity earnings contribution, pension income, capital expenditures, free cash flow conversion, net leverage ratio, and the adjusted EPS benefit of the 53rd week remain unchanged from what was provided in the company’s fourth quarter fiscal 2025 earnings release.

Included in the above guidance, the company expects cost of goods sold inflation to continue at an elevated level in fiscal 2026. Guidance anticipates core inflation slightly higher than 4%. In addition, the company expects an impact to fiscal 2026 from previously announced U.S. tariffs. While the tariff situation remains fluid, guidance contemplates a 50% tariff rate on imported tin plate steel and aluminum, a 30% rate on limited imports from China, and various country-specific reciprocal rates. Combined, these tariffs are expected to increase cost of goods sold by approximately 3% annually, prior to mitigating actions including accelerated cost savings initiatives, sourcing alternatives, and targeted pricing actions. Taken together, the company now expects total cost of goods sold inflation in the low 7% range.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. For the same reasons, the company is unable to address the probable significance of these items, which could be material to future results. Please see the end of this release for more information.

Items Affecting Comparability of EPS

The following are included in the $0.34 EPS for the first quarter of fiscal 2026 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.04 per diluted share of net expense related to the loss on sale of businesses
●	Approximately $0.01 per diluted share of net expense related to restructuring plans

The following are included in the $0.97 EPS for the first quarter of fiscal 2025 (EPS amounts are rounded and after tax). Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.44 per diluted share of net benefit related to a valuation allowance adjustment
●	Approximately $0.03 per diluted share of net benefit related to fire-related insurance recoveries
●	Approximately $0.01 per diluted share of net expense related to restructuring plans
●	Approximately $0.01 per diluted share of net expense related to legal matters
●	Approximately $0.01 per diluted share of net expense related to rounding

Please note that certain prior year amounts have been reclassified to conform with current year presentation.

Discussion of Results and Outlook

Conagra Brands will issue pre-recorded remarks prior to hosting a live Q&A conference call and webcast at 9:30 a.m. Eastern time today to discuss the company’s results and outlook. The live audio webcast Q&A conference call, pre-recorded remarks, transcript of the pre-recorded remarks, and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The Q&A conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 0570919. Please dial in 10 to 15 minutes prior to the call start time. A replay of the Q&A conference call will be available on www.conagrabrands.com/investor-relations under Events & Presentations until October 1, 2026.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), is one of North America's leading branded food companies. We combine a 100-year history of making quality food with agility and a relentless focus on collaboration and innovation. The company’s portfolio is continuously evolving to satisfy consumers’ ever-changing food preferences. Conagra’s brands include Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, Slim Jim®, Angie's® BOOMCHICKAPOP®, and many more. As a corporate citizen, we aim to do what’s right for our business, our employees, our communities and the world. Headquartered in Chicago, Conagra Brands generated fiscal 2025 net sales of nearly $12 billion. For more information, visit www.conagrabrands.com.

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Note on Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or comparable terms.

Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: risks associated with general economic and industry conditions, including inflation, reduced consumer confidence and spending, declining benefits or increased limitations under government food assistance programs for consumers, rising unemployment, recessions, increased energy costs, supply chain challenges, increased tariffs and taxes, labor shortages, and geopolitical conflicts; risks related to the availability and prices of commodities and other supply chain resources, including raw materials, packaging, energy, and transportation, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities; risks related to the ultimate impact of, including reputational harm caused by, any product recalls and product liability or labeling litigation, including litigation related to lead-based paint and pigment and cooking spray; risks related to our ability to execute operating and value creation plans and achieve returns on our investments and targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to the company’s competitive environment, cost structure, and related market conditions; risks related to our ability to respond to changing consumer preferences including health and wellness perceptions and the success of our innovation and marketing investments; risks associated with actions by our customers, including changes in distribution and purchasing terms;   risks related to the seasonality of our business; risks associated with our contract manufacturing arrangements and other third-party service provider dependencies; risks associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations including to address climate change; risks related to the company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon pricing or carbon taxes; risks related to a material failure in or breach of our or our vendors’ information technology systems and other cybersecurity incidents; risks related to our ability to identify, attract, hire, train, retain and develop qualified personnel; risks of increased pension, labor or people-related expenses; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks relating to our ability to protect our intellectual property rights; risks relating to acquisition, divestiture, joint venture or investment activities; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; the amount and timing of future stock repurchases; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”). We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the company's financial statements. We believe these non-GAAP financial measures provide useful supplemental information to investors to facilitate year-over-year comparisons by removing non-

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recurring items and other items impacting comparability such as the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week, as noted in more detail for each measure below. We also believe the below financial measures are used by investors and analysts to assess the company's operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the company's diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week to provide a more transparent view of year-over-year comparability. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

Free cash flow is net cash from operating activities less additions to property, plant and equipment. Free cash flow conversion is free cash flow divided by adjusted net income attributable to Conagra Brands, Inc. We use this non-GAAP financial measure to provide additional information about the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases after all of the company’s business needs and obligations are met.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the company's core operating results. We exclude these items that we believe affect comparability of underlying results from period to period and may obscure trends in our underlying profitability.

During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology. Please refer to the tables in this press release for a reconciliation of this non-GAAP financial measures using the updated calculation method to the most directly comparable financial measure calculated in accordance with U.S. GAAP which include information about A&P expense in the footnotes.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. For adjusted EBITDA, we exclude items resulting from infrequently occurring events or items that we believe significantly affect the year-to-year assessment of the company’s operating results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net change in the derivative gains (losses) included in unallocated corporate expense during the period is reflected as a comparability item, Corporate hedging derivate gains (losses). Since our hedging contracts are generally for future periods, this adjustment facilitates year-over-year comparisons of cost of goods sold, matching the derivative gains and losses with the underlying economic exposure being hedged for the period.

Note on Forward-Looking Non-GAAP Financial Measures

Our fiscal 2026 guidance includes certain non-GAAP financial measures (organic net sales growth, adjusted operating margin, adjusted EPS, net leverage ratio, and adjusted effective tax rate) that are presented on a forward-looking basis. Historically, the company has calculated these non-GAAP financial measures excluding the impact of certain items such as, but not limited to, foreign exchange, acquisitions, divestitures, restructuring expenses, the extinguishment of debt, hedging gains and losses, impairment charges, legacy legal contingencies, and unusual tax items. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the timing and financial impact of such items. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

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Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	FIRST QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	August 24, 2025	August 25, 2024	Percent Change
Net sales	$2,632.6	$2,794.9	(5.8)%
Cost of goods sold	1,992.0	2,055.6	(3.1)%
Gross profit	$640.6	$739.3	(13.4)%
Selling, general and administrative expenses	335.6	335.4	0.1%
Loss (gain) on divestitures	(42.4)	2.3	N/A
Operating profit	$347.4	$401.6	(13.5)%
Pension and postretirement non-service income	6.1	3.1	95.4%
Interest expense, net	93.8	105.8	(11.4)%
Equity method investment earnings	29.4	29.1	1.0%
Income before income taxes	$289.1	$328.0	(11.9)%
Income tax expense (benefit)	124.6	(138.9)	N/A
Net income	$164.5	$466.9	(64.8)%
Less: Net income attributable to noncontrolling interests	—	0.1	(100.0)%
Net income attributable to Conagra Brands, Inc.	$164.5	$466.8	(64.8)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.34	$0.97	(64.9)%
Basic weighted average shares outstanding	478.7	478.8	(0.0)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.34	$0.97	(64.9)%
Diluted weighted average shares outstanding	479.6	480.3	(0.1)%

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Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

(unaudited)

	August 24, 2025	May 25, 2025
ASSETS
Current assets
Cash and cash equivalents	$698.1	$68.0
Receivables, less allowance for doubtful accounts of $4.2 and $3.6	756.5	770.0
Inventories	2,258.2	2,048.3
Prepaid expenses and other current assets	127.3	90.6
Current assets held for sale	—	94.1
Total current assets	3,840.1	3,071.0
Property, plant and equipment, net	2,815.8	2,835.9
Goodwill	10,501.6	10,501.9
Brands, trademarks and other intangibles, net	2,410.2	2,421.1
Other assets	1,579.5	1,571.0
Noncurrent assets held for sale	25.6	533.0
	$21,172.8	$20,933.9
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$41.5	$804.7
Current installments of long-term debt	1,015.7	1,028.8
Accounts and other payables	1,532.5	1,590.1
Accrued payroll	113.5	146.0
Other accrued liabilities	926.4	744.7
Current liabilities held for sale	—	2.7
Total current liabilities	3,629.6	4,317.0
Senior long-term debt, excluding current installments	7,222.6	6,234.1
Deferred income taxes	810.6	810.3
Other noncurrent liabilities	594.2	639.6
Noncurrent liabilities held for sale	—	0.2
Total stockholders' equity	8,915.8	8,932.7
	$21,172.8	$20,933.9

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Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Thirteen Weeks Ended
	August 24, 2025	August 25, 2024
Cash flows from operating activities:
Net income	$164.5	$466.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	95.3	99.1
Asset impairment charges	1.2	0.1
Loss (gain) on divestitures	(42.4)	2.3
Equity method investment earnings in excess of distributions	(0.2)	(5.2)
Stock-settled share-based payments expense	19.6	20.6
Contributions to pension plans	(2.7)	(2.9)
Pension benefit	(4.0)	(0.8)
Other items	(3.6)	6.7
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(51.3)	(62.5)
Inventories	(207.4)	(112.5)
Deferred income taxes and income taxes payable, net	99.3	(165.9)
Prepaid expenses and other current assets	(41.8)	(43.0)
Accounts and other payables	20.3	67.7
Accrued payroll	(29.9)	(83.7)
Other accrued liabilities	91.7	84.4
Litigation receivables, net of recoveries	65.1	5.0
Litigation accruals, net of payments	(53.1)	(7.7)
Net cash flows from operating activities	120.6	268.6
Cash flows from investing activities:
Additions to property, plant and equipment	(146.8)	(133.0)
Sale of property, plant and equipment	6.2	0.3
Purchase of businesses, net of cash acquired	—	(230.4)
Proceeds from divestitures, net of cash divested	643.6	76.8
Other items	(1.0)	—
Net cash flows from investing activities	502.0	(286.3)
Cash flows from financing activities:
Issuance of short-term borrowings, maturities greater than 90 days	31.9	35.1
Repayment of short-term borrowings, maturities greater than 90 days	(536.3)	(35.3)
Net issuance (repayment) of other short-term borrowings, maturities less than or equal to 90 days	(258.8)	336.4
Issuance of long-term debt	1,000.0	—
Repayment of long-term debt	(18.0)	(14.9)
Debt issuance costs	(10.6)	—
Repurchase of Conagra Brands, Inc. common shares	(15.0)	(64.0)
Cash dividends paid	(167.1)	(167.3)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(18.8)	(19.8)
Other items	(0.1)	(0.1)
Net cash flows from financing activities	7.2	70.1
Effect of exchange rate changes on cash and cash equivalents	0.3	(2.7)
Net change in cash and cash equivalents, including cash balances classified as assets held for sale	630.1	49.7
Less: Net change in cash balances classified as assets held for sale	—	(1.3)
Net change in cash and cash equivalents	630.1	51.0
Cash and cash equivalents at beginning of period	68.0	77.7
Cash and cash equivalents at end of period	$698.1	$128.7

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Conagra Brands, Inc.

Reconciliation of Q1 FY26 QTD Organic Net Sales by Segment - YOY Change

(in millions)

Q1 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,079.6	$1,076.2	$212.3	$264.5	$2,632.6
Impact of foreign exchange [1]	—	—	3.0	—	3.0
Net sales from acquired businesses	(10.6)	—	—	(0.7)	(11.3)
Net sales from divested businesses	(7.0)	(4.9)	(1.1)	(0.2)	(13.2)
Organic Net Sales	$1,062.0	$1,071.3	$214.2	$263.6	$2,611.1

Year-over-year change - Net Sales	(8.7)%	(0.9)%	(18.0)%	(0.8)%	(5.8)%
Impact of foreign exchange (pp) [1]	—	—	1.3	—	0.1
Net sales from acquired businesses (pp)	(1.0)	—	—	(0.3)	(0.4)
Net sales from divested businesses (pp)	8.7	1.1	13.2	1.3	5.5
Organic Net Sales	(1.0)%	0.2%	(3.5)%	0.2%	(0.6)%

Volume (Organic)	(1.6)%	0.5%	(5.2)%	(3.6)%	(1.2)%
Price/Mix	0.6%	(0.3)%	1.7%	3.8%	0.6%

Q1 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,182.7	$1,086.4	$259.1	$266.7	$2,794.9
Net sales from divested businesses	(110.1)	(17.4)	(37.2)	(3.6)	(168.3)
Organic Net Sales	$1,072.6	$1,069.0	$221.9	$263.1	$2,626.6

1 Excludes the impact of foreign exchange related to divested businesses.

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Conagra Brands, Inc.

Reconciliation of Q1 FY26 Adj. Operating Profit by Segment - YOY Change

(in millions)

Q1 FY26	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$261.6	$113.0	$37.4	$27.7	$(92.3)	$347.4
Restructuring plans	2.0	1.0	0.3	—	1.1	4.4
Acquisitions and divestitures	—	—	—	—	1.5	1.5
Loss (gain) on sale of businesses	(42.8)	0.4	—	—	—	(42.4)
Legal matter recoveries	—	—	—	—	(2.4)	(2.4)
Corporate hedging derivative losses (gains)	—	—	—	—	2.2	2.2
Adjusted Operating Profit	$220.8	$114.4	$37.7	$27.7	$(89.9)	$310.7

Operating Profit Margin	24.2%	10.5%	17.6%	10.5%		13.2%
Adjusted Operating Profit Margin	20.5%	10.6%	17.7%	10.5%		11.8%
Year-over-year % change - Operating Profit	5.0%	(35.8)%	11.2%	(21.1)%	0.1%	(13.5)%
Year-over year % change - Adjusted Operating Profit	(12.9)%	(28.1)%	5.3%	(21.1)%	5.2%	(21.9)%
Year-over-year bps change - Operating Profit	317 bps	(571) bps	463 bps	(269) bps		(118) bps
Year-over-year bps change - Adjusted Operating Profit	(97) bps	(402) bps	394 bps	(269) bps		(244) bps

Q1 FY25	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$249.1	$176.0	$33.6	$35.1	$(92.2)	$401.6
Restructuring plans	4.2	0.1	(0.1)	—	0.1	4.3
Legal matters	—	—	—	—	3.4	3.4
Fire related insurance recoveries	—	(17.0)	—	—	—	(17.0)
Consulting fees on tax matters	—	—	—	—	2.0	2.0
Loss on sale of business	—	—	2.3	—	—	2.3
Corporate hedging derivative losses (gains)	—	—	—	—	1.3	1.3
Adjusted Operating Profit	$253.3	$159.1	$35.8	$35.1	$(85.4)	$397.9

Operating Profit Margin	21.1%	16.2%	13.0%	13.2%		14.4%
Adjusted Operating Profit Margin	21.4%	14.6%	13.8%	13.2%		14.2%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q1 FY26 Adj. Gross Margin, Adj. Gross Profit, Adj. SG&A, Adj. Net Income, and Adj. EPS - YOY Change

(in millions)

Q1 FY26	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$640.6	$335.6	$347.4	$289.1	$124.6	43.1%	$164.5	$0.34
% of Net Sales	24.3%	12.7%	13.2%
Restructuring plans	0.7	3.7	4.4	4.4	1.1		3.3	0.01
Acquisitions and divestitures	—	1.5	1.5	1.5	0.4		1.1	—
Loss (gain) on sale of businesses	—	—	(42.4)	(42.4)	(62.8)		20.4	0.04
Legal matter recoveries	—	(2.4)	(2.4)	(2.4)	(0.6)		(1.8)	—
Corporate hedging derivative losses (gains)	2.2	—	2.2	2.2	0.5		1.7	—
Adjusted	$643.5	$332.8	$310.7	$252.4	$63.2	25.0%	$189.2	$0.39
% of Net Sales	24.4%	12.6%	11.8%
Year-over-year % of net sales change - reported	(212) bps	75 bps	(118) bps
Year-over-year % of net sales change - adjusted	(153) bps	91 bps	(244) bps

Year-over-year change - reported	(13.4)%	0.1%	(13.5)%	(11.9)%	N/A		(64.8)%	(64.9)%
Year-over-year change - adjusted	(11.3)%	1.5%	(21.9)%	(22.2)%	(11.9)%		(25.1)%	(26.4)%

Q1 FY25	Gross profit	Selling, general and administrative expenses [1]	Operating profit	Income before income taxes	Income tax expense (benefit)	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$739.3	$335.4	$401.6	$328.0	$(138.9)	(42.4)%	$466.8	$0.97
% of Net Sales	26.5%	12.0%	14.4%
Restructuring plans	2.1	2.2	4.3	4.3	1.1		3.2	0.01
Loss on sale of business	—	—	2.3	2.3	0.8		1.5	—
Corporate hedging derivative losses (gains)	1.3	—	1.3	1.3	0.1		1.2	—
Fire related insurance recoveries	(17.0)	—	(17.0)	(17.0)	(4.2)		(12.8)	(0.03)
Consulting fees on tax matters	—	2.0	2.0	2.0	0.5		1.5	—
Legal matters	—	3.4	3.4	3.4	0.8		2.6	0.01
Valuation allowance adjustment	—	—	—	—	211.4		(211.4)	(0.44)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$725.7	$327.8	$397.9	$324.3	$71.6	22.1%	$252.6	$0.53
% of Net Sales	26.0%	11.7%	14.2%

1 Includes advertising and promotion (A&P) expense of $52.9 million and $50.4 million for Q1 FY26 and Q1 FY25, respectively. A&P as a percentage of net sales was 2.0% and 1.8% for Q1 FY26 and Q1 FY25, respectively. During the third quarter of fiscal 2025, we revised our calculation methodology for Adjusted SG&A to include advertising and promotional (A&P) expense. Prior-year periods have been recast to reflect this new calculation methodology.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of YTD Free Cash Flow, Net Debt, and Net Leverage Ratio

(in millions)

	Q1 FY26	Q1 FY25	% Change
Net cash flows from operating activities	$120.6	$268.6	(55.1)%
Additions to property, plant and equipment	(146.8)	(133.0)	10.4%
Free cash flow	$(26.2)	$135.6	N/A

	August 24, 2025	August 25, 2024
Notes payable	$41.5	$1,266.4
Current installments of long-term debt	1,015.7	20.2
Senior long-term debt, excluding current installments	7,222.6	7,485.6
Total Debt	$8,279.8	$8,772.2
Less: Cash and cash equivalents	698.1	128.7
Net Debt	$7,581.7	$8,643.5

	FY25	Q1 FY25	Q1 FY26	Q1 FY26 TTM
	(a)	(b)	(c)	(a)-(b)+(c)
Net Debt[1]				$7,581.7

Net income attributable to Conagra Brands, Inc.	$1,152.4	$466.8	$164.5	$850.1
Add Back: Income tax expense (benefit)	3.7	(138.9)	124.6	267.2
Interest expense, net	416.7	105.8	93.8	404.7
Depreciation	336.5	85.7	84.5	335.3
Amortization	53.7	13.4	10.8	51.1
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,963.0	$532.8	$478.2	$1,908.4
Restructuring plans[2]	99.2	2.9	3.9	100.2
Acquisitions and divestitures	1.1	—	1.5	2.6
Corporate hedging derivative losses (gains)	(8.2)	1.3	2.2	(7.3)
Fire related insurance recoveries	(17.0)	(17.0)	—	—
Impairment of business held for sale	27.2	—	—	27.2
Goodwill and brand impairment charges	72.1	—	—	72.1
Consulting fees on tax matters	2.0	2.0	—	—
Loss (gain) on sale of businesses	2.3	2.3	(42.4)	(42.4)
Legal matters, net of recoveries	88.7	3.4	(2.4)	82.9
Pension settlement gain	(13.0)	—	—	(13.0)
Ardent JV restructuring activities	7.2	—	—	7.2
Adjusted EBITDA	$2,224.6	$527.7	$441.0	$2,137.9

Net Debt to Adjusted EBITDA[3]				3.55

1 As of August 24, 2025.

2 Excludes comparability items related to depreciation.

3 The company defines its net debt leverage ratio as net debt divided by adjusted EBITDA for the trailing twelve month (TTM) period.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Q1 FY26 QTD EBITDA - YOY Change

(in millions)

	Q1 FY26	Q1 FY25	% Change
Net income attributable to Conagra Brands, Inc.	$164.5	$466.8	(64.8)%
Add Back: Income tax expense (benefit)	124.6	(138.9)
Interest expense, net	93.8	105.8
Depreciation	84.5	85.7
Amortization	10.8	13.4
Earnings before interest, taxes, depreciation, and amortization	$478.2	$532.8	(10.2)%
Restructuring plans [1]	3.9	2.9
Corporate hedging derivative losses (gains)	2.2	1.3
Fire related insurance recoveries	—	(17.0)
Consulting fees on tax matters	—	2.0
Legal matters, net of recoveries	(2.4)	3.4
Acquisitions and divestitures	1.5	—
Loss (gain) on sale of businesses	(42.4)	2.3
Adjusted Earnings before interest, taxes, depreciation, and amortization	$441.0	$527.7	(16.4)%

1 Excludes comparability items related to depreciation.